SUB-ITEM 77Q2:

            Section 30(h) of the Investment Company Act of 1940, as amended, and Section 16(a) of the Securities Exchange Act of 1934 require that the directors and officers of The Chile Fund, Inc.
(the "Fund") and persons who own more than ten percent of the Fund's shares file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of shares of the Fund. Specific due dates have been established and the Fund is required to disclose any failure to file by the specific due dates.

            To the Fund's knowledge, in the fiscal year ended December 31, 2002, all filing requirements applicable to such persons were complied with except for the following:
* Enrique R. Arzac: A Form 4 was not timely filed to report his purchase of shares of the Fund on July 22, 2002. A Form 4 was filed on August 29, 2002 to report this event. A Form 4 was not timely filed to report his purchase of shares of the Fund on December 18, 2002. A Form 4 was filed on December 23, 2002 to report this event.

* James J. Cattano: A Form 4 was not timely filed to report his purchase of shares of the Fund on January 16, 2002 and on July 22, 2002. A Form 4 was filed on August 29, 2002 to report these events.

* George W. Landau: A Form 4 was not timely filed to report his purchase of shares of the Fund on January 16, 2002 and on July 22, 2002. A Form 4 was filed on August 29, 2002 to report these events. A Form 4 was not timely filed to report his purchase of shares of the Fund on December 18, 2002. A Form 4 was filed on December 23, 2002 to report this event.

* Laurence R. Smith: A Form 3 was not timely filed to report his appointment as Chairman of the Fund on May 13, 2002. A Form 3 was filed on March 20, 2003 to report this event.

            In making this disclosure, the Fund has relied on copies of reports that were furnished to it and written representations of its directors and officers.







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